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                                                                   EXHIBIT 2.2



                            ASSET PURCHASE AGREEMENT

                 This Asset Purchase Agreement is entered into as of April 17th, 1997 ("Agreement"), by and among VANGARD LABS, INC., a Kentucky corporation ("Seller"), NCS HEALTHCARE OF KENTUCKY, INC., an Ohio corporation ("Buyer"), NCS HEALTHCARE, INC., a Delaware corporation ("NCS"), VANGARD PHARMACEUTICAL PACKAGING, INC., a Florida corporation and the sole shareholder of Seller ("Shareholder"), MEDICAL TECHNOLOGY SYSTEMS, INC., a Delaware corporation and parent corporation of Seller ("MTS"), and JULES J. STINE as Plan Trustee under the First Amended and Restated Liquidating Plan of Vangard Labs, Inc., under Chapter 11 of the United States Bankruptcy Code, ("Plan Trustee").

                                   Recitals:

                 A. Seller filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the "Bankruptcy Court"), on February 11, 1996, now pending as case number 96-02054 (the "Bankruptcy Case").

                 B. Seller is presently operating as Debtor in the Bankruptcy Case.

                 C. Seller wishes to sell and transfer to Buyer, and Buyer wishes to purchase from Seller, all of Seller's right, title and interest in and to certain assets, properties and rights now owned or possessed by Seller, upon the terms and subject to the conditions of this Agreement.

                 D. Shareholder owns 100% of the outstanding shares of the capital stock of Seller.

                 E. MTS owns 100% of the outstanding shares of the capital stock of Shareholder, is the ultimate parent of Seller, and is obligated under the terms of the Plan (as defined below) to transfer certain real property to Buyer in connection with Buyer's purchase of substantially all the assets of Seller.

                 F. NCS owns 100% of the outstanding shares of the capital stock of Buyer and will benefit from Buyer's purchase of the assets from Seller.

                 In consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows:

                 1. Definitions. As used throughout this Agreement, the following terms have the following meanings:

                          1.1     "Accounts Receivable" shall mean any right to
payment for goods sold or leased or for services rendered and all rights to payment under a Contract.

                          1.2     "Affiliate" shall mean, with respect to any
Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition,
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"control" shall mean the power to direct, or cause the direction of, the management or policies of any Person, whether through ownership of securities, by contract or otherwise.

                          1.3     "Agreement" shall have the meaning set forth
in the preamble to this Agreement.

                          1.4     "Approvals" shall mean licenses, permits,
consents, authorizations, qualifications, orders or other approvals.

                          1.5     "Assignment of Contracts" shall mean the
Assignment of the Vangard Non-Competition Agreement and the Assignment of the Vangard License Agreement, in form and substance acceptable to Buyer.

                          1.6     "Assignment of Trademarks" shall mean the
Assignment of Seller's intellectual property executed by Seller, in form and substance acceptable to Buyer.

                          1.7     "Balance Sheet" shall mean the February 28,
1997 monthly balance sheet of Seller.

                          1.8     "Bankruptcy Case" shall have the meaning set
forth in the Recitals to this Agreement.

                          1.9     "Bankruptcy Code" shall mean the United
States Bankruptcy Code, as amended, 11 U.S.C. Sections 101, et seq.

                          1.10    "Bankruptcy Court" shall have the meaning set
forth in the Recitals to this Agreement.

                          1.11    "Benefit Plan" shall mean any employee
benefit plan or arrangement under which Seller has, or in the future could have, directly, or indirectly through an Affiliate of Seller, any Liability with respect to any current or former employee of Seller or any such Affiliate.

                          1.12    "Business Day" shall mean a day which is not
a federal, state or local holiday and on which banks generally are open in Cleveland, Ohio for the conduct of business.

                          1.13    "Buyer" shall have the meaning set forth in
the preamble to this Agreement.

                          1.14    "Claims" shall have the meaning set forth in
Section 101(5) of the Bankruptcy Code.

                          1.15    "Closing" shall have the meaning set forth
in Section 8.




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                          1.16    "Closing Date" shall have the meaning set
forth in Section 8.

                          1.17    "Contemplated Transactions" shall mean the
transactions contemplated by this Agreement.

                          1.18    "Contracts" shall mean contracts, agreements,
indentures, notes, bonds, loans, instruments, leases, subleases, deeds of trust, conditional sales contracts, mortgages, franchises, licenses, commitments or other binding arrangements, express or implied, oral or written, currently in effect.

                          1.19    "Debtor" shall mean Seller, Vangard Labs,
Inc., a Kentucky corporation.

                          1.20    "Facility Lease" shall mean the Lease, dated
August 1, 1993 by and between E. P. Vann and Daryl B. Vann as Lessors, and Seller as Lessee, regarding the real property and facility located at 603 West Main Street in Glasgow, Kentucky.

                          1.21    "Governmental Body" shall mean any court,
governmental or regulatory body or arbitrator of any state, local, federal or foreign government.

                          1.22    "Law" shall mean any federal, state, local or
foreign law, statute, order, ordinance, regulation or other legal requirement.

                          1.23    "Liabilities" shall mean all liabilities of,
claims against, or obligations or responsibilities of, Seller whether currently due, accrued, known, unknown, contingent or otherwise.

                          1.24    "Lien" shall have the meaning set forth in
Section 101(37) of the Bankruptcy Code.

                          1.25    "MTS" shall have the meaning set forth in the
preamble to this Agreement.

                          1.26    "MTS Deed" shall mean the good and sufficient
general warranty deed conveying fee simple marketable title to the MTS Real Property to Buyer, free and clear of all Liens and Claims, except the Permitted Liens.

                          1.27    "MTS Real Property" shall mean that certain
parcel of real property, located at 890 L. Rogers Wells Boulevard in Glasgow, Kentucky owned in fee simple by MTS.

                          1.28    "Order" shall mean any order, judgment,
injunction, award, decree or writ of a Governmental Body.





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                          1.29    "Permitted Liens" shall mean (a) zoning and
other land use ordinances, and (b) any real estate taxes or assessments that are a lien but not yet due and payable, pursuant to certain Commitments issued by Chicago Title Insurance Company dated February 25, 1997 for the Vangard Real Property and March 4, 1997 for the MTS Real Property.

                          1.30    "Person" shall mean any corporation,
partnership, firm, joint venture, individual, association, trust, unincorporated organization or other entity.

                          1.31    "Petition Date" means February 21, 1996, the
date on which Seller filed a voluntary petition under the Bankruptcy Code.

                          1.32    "Plan" shall mean the First Amended and
Restated Liquidating Plan of Vangard Labs, Inc. under Chapter 11 of the United States Bankruptcy Code, as confirmed by order entered September 4, 1996.

                          1.33    "Plan Trustee" shall have the meaning set
forth in the preamble to this Agreement.

                          1.34    "Post Petition Liabilities" shall mean those
Liabilities of Seller accruing and relating solely to the time period after the Petition Date.

                          1.35    "Seller" shall have the meaning set forth in
the preamble to this Agreement.

                          1.36    "Shareholder" shall have the meaning set
forth in the preamble to this Agreement.

                          1.37    "Vangard Deed" shall mean the good and
sufficient general warranty deed conveying fee simple marketable title to the Vangard Real Property to Buyer, free and clear of all Liens and Claims, except the Permitted Liens.

                          1.38    "Vangard License Agreement" shall mean the
Vangard License Agreement, dated as of September 5, 1996, by and among Vangard Labs, Inc., a Kentucky corporation, Medical Technology Systems, Inc., a Delaware corporation, and The Siegel Family Revocable Trust (together with any successor trust(s) heretofore or hereafter formed pursuant to trust documents originally executed by Harold Siegel, including, without limitation, The Todd Siegel Q-TIP Trust, The Mindy Jo Barth Q-TIP Trust, The Siegel Family Q-TIP Trust, and The Siegel Family By-Pass Trust).

                          1.39    "Vangard Non-Competition Agreement" shall
mean the Non-Competition Agreement, dated as of September 5, 1996, by and among Vangard Labs, Inc., a Kentucky corporation, Medical Technology Systems, Inc., a Delaware corporation, Clearwater





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Medical Services, Inc., a Florida corporation, Medical Technology Laboratories,
Inc., a Florida corporation, MTS Packaging Systems, Inc., a Florida corporation, Performance Pharmacy Systems, Inc., a Florida corporation, Vangard Pharmaceutical Packaging, Inc., a Florida corporation, Cart-Ware, Inc., a Florida corporation, Medication Management Systems, Inc., a Florida corporation, Medication Management Technologies, Inc., a Florida corporation, MTS Sales & Marketing, Inc., a Florida corporation, Systems Professionals,
Inc., a Florida corporation, Todd E. Siegel, The Siegel Family Revocable Trust (together with any successor trust(s) heretofore or hereafter formed pursuant to trust documents originally executed by Harold Siegel, including, without limitation, The Todd Siegel Q-TIP Trust, The Mindy Jo Barth Q-TIP Trust, The Siegel Family Q-TIP Trust and The Siegel Family By-Pass Trust, JADE Partners, and The Siegel Family Partnership.

                          1.40    "Vangard Real Property" shall mean that
certain parcel of real property located at 101-107 Samson Street in Glasgow, Kentucky owned in fee simple by Seller.

                 2.       Purchase and Sale of Assets.

                          2.1  Purchased Assets.  Subject to the terms and
conditions of this Agreement and pursuant to Section 363 of the Bankruptcy Code (and Section 365 of the Bankruptcy Code with regard to the Facility Lease), at the Closing, Seller, and MTS with regard to the MTS Real Property, hereby sells, transfers, assigns and delivers to Buyer, free and clear of any and all Liens and Claims, and Buyer hereby purchases and acquires from Seller, and MTS with regard to the MTS Real Property, all right, title and interest of Seller, and MTS with regard to the MTS Real Property, in and to all of the following properties, assets, and rights owned, used, or acquired for use in connection with Seller's business, whether tangible or intangible, and whether or not recorded on Seller's books and records, as the same exist at the Closing (collectively, the "Purchased Assets"):

                 (a) All of Seller's cash and cash items, notes and accounts receivable (trade and other, except $54,684 of the account receivable from Glasgow Pharmaceutical Corporation);

                 (b) All raw materials and raw material components used in the Seller's packaging process and in the Seller's possession or otherwise reflected on the Seller's books as of the Closing Date, including, without limitation, any prepaid items;

                 (c) All inventories related to Seller's business, including, without limitation, all finished goods and work-in-process inventories;

                 (d) All equipment (including computer equipment), dies, supplies, furniture, fixtures, leasehold improvements and other fixed or tangible assets related to Seller's business;

                 (e) The Vangard Real Property conveyed to Buyer by the Vangard Deed;

                 (f)      The MTS Real Property conveyed to Buyer by the MTS
Deed;





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                 (g)      The Facility Lease, so long as such lease is validly
assigned to Buyer pursuant to Section 365 of the Bankruptcy Code, the Vangard License Agreement and the Vangard Non-Competition Agreement (collectively, the "Assumed Contracts");

                 (h) All regulatory permits, licenses and other documents of Seller, incident to the operation of its business, to the extent that the same may be legally assigned;

                 (i) All software (including, without limitation, source code and related documentation) know how, patents, trademarks, trade names, trade dress and service marks, and the goodwill associated with the foregoing, developments, inventions, and all other intellectual property owned by Seller (the "Intellectual Property"), except the Intellectual Property subject of the Vangard License Agreement;

                 (j) All of Sellers' rights or licenses to use software (including, without limitation, source code and related documentation) know how, patents, trademarks, trade names, trade dress, service marks, developments, inventions and other intellectual property used in, or related to, Seller's business or the Purchased Assets;

                 (k) All files, books, records, and data (written, electronic, or in any other form), related to, or associated with, Seller's business or the Purchased Assets;

                 (l) All rights in and to Seller's corporate name and all variants thereof, and all rights to use of Seller's corporate name as a trademark, tradename, trade dress or service mark;

                 (m) All other assets included in the Debtor's Estate (as defined in Article I of the Plan), and all other assets currently used or usable in connection with Seller's business, whether owned of record by Seller, Shareholder, MTS or by any other entity affiliated with MTS, other than the Retained Assets as provided in Section 2.3 hereof; and

                          Any and all causes of action associated with the
Purchased Assets described above, with the exception of those causes of action provided in Section 2.3 hereof.

         To the extent necessary for Buyer to acquire all right, title and interest in and to the Purchased Assets, MTS and Shareholder, hereby (i) consent to such sale, transfer, assignment and delivery to Buyer, (ii) agree to execute and deliver any and all necessary documentation, either before or after the Closing, to vest in Buyer all right, title and interest in and to the Purchased Assets, and (iii) acknowledge that, except for the MTS Real Property, Seller owns or has the right to use and transfer all of the Purchased Assets.

                          2.2     Conditions to Transfer.  The parties agree
that (i) Seller shall not sell and Buyer shall not purchase the Retained Assets of Seller described in Section 2.3 hereof, and





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(ii) Seller shall assign and Buyer shall assume only the Assumed Contracts.  As a condition precedent both to the assignment of the Assumed Contracts and to Buyer's obligation to consummate the Contemplated Transactions on the terms provided herein, Seller must (a) cure, at no cost to Buyer, all defaults under
Section 365 of the Bankruptcy Code on or before the Closing Date, (b) provide notice to all appropriate parties in interest of the Contemplated Transactions, and (c) obtain an Order of the Bankruptcy Court, in form acceptable to Buyer, approving the assignment and assumption of the Assumed Contracts. In confirmation of the foregoing sale, assignment and transfer, the parties shall execute and deliver at the Closing, as appropriate, any and all documents necessary to sell, assign and transfer to Buyer all right and title in and to the Purchased Assets.

                          2.3     Retained Assets.  Seller shall retain, and
Buyer shall not purchase (i) any rights of Seller arising under this Agreement,
(ii) Seller's corporate minute books, stock records, and tax returns or other similar corporate books and records, and those records originals of which Seller is required to maintain under applicable laws (provided, copies of the same as they relate to Seller's business are included among the Purchased Assets), (iii) any rights or obligations arising under that certain agreement, dated November 5, 1993 by and among Seller, Medical Technology Systems, Inc. and Creighton Products Corporation, (iv) all rights and obligations under any and all Contracts of Seller, except for the Assumed Contracts, (v) the shares of capital stock held by Seller in Glasgow Pharmaceutical Corporation, (vi) avoidance actions of Seller or the Plan Trustee, and (vii) Seller's rights to any tax refunds described in the Plan (collectively, the "Retained Assets").

                 3.       Liabilities of Seller.

                          3.1     Payment for Certain Post-Petition
Liabilities. At the Closing, Buyer will pay, by wire transfer of immediately available funds to an account designated by the Plan Trustee, an amount equal to $673,000 for settlement by the Plan Trustee of any and all Post-Petition Liabilities (the "Liability Payment"), except for the Chargebacks (defined below).

                          3.2     Assumed Chargeback Liabilities.  On the
Closing Date Buyer will assume responsibility for payment, as they become due, of the following to the extent that they accrue and relate solely to the period after the Petition Date: chargebacks, customer returns, Medicaid rebates, and Admin fee rebates (collectively the "Chargebacks").

                          3.3     Assumed Contract Liabilities.  On the Closing
Date, Buyer agrees to assume, and hereby assumes, only those liabilities of Seller arising after the Petition Date under the Assumed Contracts to the extent (a) such contract liabilities accrue and relate solely to the period after the Closing, and (b) the corresponding benefits therefrom are validly assigned to and received by Buyer pursuant to Section 365 of the Bankruptcy Code, or otherwise.

                          3.4     Retained Liabilities.  Notwithstanding
anything in this Agreement to the contrary, Buyer shall not assume or become responsible for any liability or obligation of Seller of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise, or





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any claim against Seller, except to the extent specifically assumed by Buyer pursuant to Section 3.

                          3.5     Proration of Expenses.  The parties hereto
agree to prorate the expenses set forth on Schedule 3.5 as of the Closing Date, and make the corresponding payment, as required by such proration.

                 4. Purchase Price. The aggregate purchase price (the "Purchase Price") for the Purchased Assets shall be paid by Buyer delivering to Seller, at the Closing by wire transfer in immediately available funds to an account designated by the Plan Trustee, the sum of $3,200,000 less the $50,000 deposit previously delivered to the Plan Trustee by Buyer as an earnest money deposit.

                 5. Representations and Warranties of Seller, Shareholder and MTS. Seller, Shareholder and MTS hereby jointly and severally represent and warrant to Buyer and NCS, as follows:

                          5.1     Organization, Authority and Capacity.

                                  5.1.1    Seller is a corporation duly
incorporated and validly existing under the laws of the Commonwealth of Kentucky, and has full corporate power and authority to own, lease and operate its assets and properties and carry on its business as and where such assets and properties are now owned or leased and as such business is presently being conducted. Except for a 50% ownership interest in Glasgow Pharmaceutical Corporation, Seller does not own, directly or indirectly, any equity ownership interest in any corporation or other type of business organization or association.

                                  5.1.2    Shareholder is a corporation duly
incorporated, validly existing and in good standing under the laws of the State of Florida, and has full corporate power and authority to execute and deliver this Agreement and all other documents required by this Agreement to be executed and delivered in accordance with its and their terms.

                                  5.1.3    MTS is a corporation duly
incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to execute and deliver this Agreement and all other documents required by this Agreement to be executed and delivered in accordance with its and their terms.

                                  5.1.4    Subject to and after giving effect
to the approval of the Bankruptcy Court (including satisfying any conditions imposed by the Bankruptcy Court) and compliance with applicable requirements of the Bankruptcy Code, Seller, Shareholder and MTS have full corporate power and authority to execute and deliver this Agreement and all other documents contemplated hereby and to perform fully its obligations hereunder and thereunder in accordance with its and their terms, and such execution, delivery and performance by them has been approved by all requisite corporate and shareholder action. This Agreement and all other documents contemplated





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hereby has been duly executed and delivered by Seller, Shareholder and MTS and constitutes the legal, valid and binding obligation of Seller, Shareholder and MTS, enforceable against Seller, Shareholder and MTS in accordance with its terms.

                          5.2     No Consents or Conflicts.  Except for the
approval of the Bankruptcy Court, no consent of, or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller, Shareholder or MTS in connection herewith. Subject to Bankruptcy Court approval, neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller, Shareholder or MTS in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Seller, Shareholder or MTS,
(ii) any instrument to which Seller, Shareholder or MTS is a party or by which Seller or any of its assets is bound, or (iii) any provision of the Articles of Incorporation or the By-Laws of Seller, Shareholder or MTS.

                          5.3     Notice Provided.  All parties in interest of
the Contemplated Transactions have been provided notice of the Contemplated Transactions and the sale of the assets of Seller free and clear of all Liens, Claims and encumbrances pursuant to Sections 363 and 365 of the Bankruptcy Code.

                          5.4     Title to Purchased Assets.  Except for the
MTS Real Property which is owned by MTS, Seller owns all of the Purchased Assets free and clear of all Liens, Claims, or other restrictions or limitations of any kind whatsoever affecting the ability to use or transfer the Purchased Assets. Except for the Permitted Liens, all Liens, Claims, or other restrictions or limitations are fully released and canceled as of the Closing.

                          5.5     Ownership of Seller and Shareholder.
Shareholder owns, free and clear of all Liens and Claims, all of the issued and outstanding capital stock of Seller. MTS owns, free and clear of all Liens and Claims, all of the issued and outstanding capital stock of Shareholder.

                          5.6     Assets Owned.  Except for the acquisition and
disposition of assets in the ordinary course of business consistent with Seller's past practice, the Purchased Assets include all of the fixed assets reflected on the Balance Sheet less the Retained Assets, and except for the Retained Assets, comprise all of those assets which are used to operate Seller's business in the ordinary course as presently conducted. Since the date of the Balance Sheet, there has not been any damage to or disposition (except for the sale of inventory in the ordinary course of business consistent with past practice) or loss (whether or not covered by insurance) of any asset of Seller.

                          5.7     Compliance with Laws.  Seller is not in
violation of any Law, including, without limitation, any Law pertaining to Medicare or Medicaid reimbursement (except as to payments to providers that may have been modified by the Plan), environmental protection, infectious




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or biomedical waste, occupational health or safety, employee benefits, or employment practices. Seller has all permits and licenses necessary to conduct its business. All such permits and licenses are in full force and effect, and no proceeding is pending or, to the knowledge of Seller, Shareholder or MTS, threatened, to revoke or limit any of them.

                          5.8     No Litigation.  Except as set forth on
Schedule 5.8, there is no claim, litigation, investigation or proceeding pending or, to the knowledge of Seller, Shareholder or MTS, threatened against Seller. There are no pending or, to the knowledge of Seller, Shareholder or MTS, threatened controversies, grievances or claims by any employee or former employee of Seller with respect to their employment, compensation, benefits or working conditions.

                          5.9     Condition.   To the knowledge of Seller, all
of the items of tangible property included among the Purchased Assets are in good operating condition, normal wear and tear excepted, neither require nor are reasonably expected to require any special or extraordinary expenditures to remain in such condition beyond normal maintenance, and are capable of being used for their intended purposes in the ordinary course of business consistent with past practice.

                          5.10    Taxes.  All tax returns, reports and
declarations (hereinafter collectively, "Tax Returns") required by any governmental authority to be filed in connection with the properties, business, income, expenses, net worth and franchises of Seller have been timely filed, and such returns are correct and complete in all respects. All tax due in connection with the properties, business, income, expenses, net worth and franchises of Seller has been paid, other than tax which is not yet due or which, if due, is not yet delinquent or is being contested in good faith, and for which in all cases reserves have been established in the Balance Sheet which are sufficient to cover the payment of all such tax. There are no tax claims, audits or proceedings pending in connection with the properties, business, income, expenses, net worth and franchises of Seller, and, to the knowledge of Seller, there are no such threatened claims, audits or proceedings.

                          5.11    Employee Benefits.  All employee welfare
benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA") ("Welfare Plans"), employee pension benefit plans as defined in Section 3(2) of ERISA ("Pension Plans"), and all other employee benefit programs or arrangements of any type ("Other Plans"), written or unwritten (collectively, the "Plans") maintained by Seller or to which Seller contributes ("Seller's Plans") are listed on Schedule 5.11. In addition, Schedule 5.11 separately sets forth any Plans which Seller, or any affiliate or predecessor of Seller, maintained or contributed to within the six years preceding the date hereof. Except as disclosed on Schedule 5.11:

                                  5.11.1     The Seller's Plans comply, in all
material respects, with all applicable provisions of any laws, rules, or regulations, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), and ERISA, and have so complied during all prior periods during which any such provisions were applicable. Without limiting the foregoing, any Seller's Plan, and any related trust, intended to meet the requirements for tax-favored treatment under





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the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

                                  5.11.2     Seller and any other party
involved in the administration of any of the Seller's Plans (i) has complied in all material respects with the provisions of ERISA, the Code and other laws, rules and regulations applicable to such party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Seller's Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Seller's Plans in accordance with their terms. Seller has made all contributions required of it by any law (including, without limitation, ERISA) or contract under any of the Seller's Plans and no unfunded liability exists with respect to any of the Seller's Plans.

                                  5.11.3     Seller has no responsibility or
liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Seller's Plans listed on Schedule 5.11. Seller has the right to amend or terminate, without the consent of any other person, any Seller's Plan, except as prohibited by law and any applicable collective bargaining agreement. Neither Seller, nor any affiliate or predecessor of Seller, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA), (ii) any multiemployer plan (as such term is defined in Section 3(37) of ERISA), (iii) any severance plan or policy, or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as "COBRA").

                                  5.11.4     There are no actions, suits or
claims pending (other than routine claims for benefits) or, to the knowledge of Seller, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Seller's Plans, or the assets thereof, or against Seller or any other party with respect to any of the Seller's Plans.

                          5.12    Conflicts.  Except for the Vangard License
Agreement and the packaging business presently conducted by MTS or its Affiliates, neither MTS nor its Affiliates, has any direct or indirect interest in any business enterprise which does business with Seller or competes with Seller in any manner.

                          5.13    Absence of Certain Business Practices.
Neither Seller nor any shareholder, director, officer, employee or agent of Seller, nor any other person acting on its behalf, directly or indirectly, has given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the assets, properties, business or operations of Seller, or (iii) if not continued in the future, might adversely affect Seller's assets, operations or its prospects or which





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might subject Seller to suit or penalty in any private or governmental litigation or proceeding.

                          5.14    Brokers and Finders.  No broker, finder or
other person or entity acting in a similar capacity has participated on behalf of Seller, Shareholder or MTS in bringing about the transactions contemplated herein, rendered any services with respect hereto, or been in any way involved herewith, except for Management Resources Group, which obligation owed to such entity, if any, shall be determined by an Order of the Bankruptcy Court.

                          5.15    Intellectual Property.  Seller has not
granted any rights in any of its Intellectual Property to any third party.

                          5.16    Contracts.  The Assumed Contracts are in full
force and effect, Seller, Shareholder or MTS, to the extent that each is a party, has performed all obligations required to be performed by it or them to date, and there is no default of any kind or nature thereunder by Seller, Shareholder or MTS, as the case may be, and Seller, Shareholder and MTS are not aware of any default thereunder by any other party thereto, except defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code. Seller is able to assign the Assumed Contracts in accordance with Section 365(b) and (f) of the Bankruptcy Code, or otherwise.

                          5.17    No Misrepresentations.  No representation or
warranty specifically made by each of Seller, Shareholder or MTS in this Agreement, the Schedules or Exhibits hereto, or any certificate or document delivered to Buyer or NCS contains any untrue statement of a material fact or omits to state a fact required to be stated therein or herein or necessary to make the statements and facts contained therein or herein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents delivered or made available to Buyer or NCS by Seller, Shareholder or MTS were complete and accurate copies of such documents.

                          5.18     MTS Real Property.

                                  5.18.1   Title.  MTS has good and clear fee
simple and marketable title to the MTS Real Property evidenced in the appropriate public records, free from all easements, rights-of-way, liens, security interests, encumbrances and defects of any kind, except for the Permitted Liens. All real estate taxes, assessments, water and sewer charges and other municipal utility charges pertaining to the MTS Real Property, to the extent due and owing, have been paid in full.

                                  5.18.2   Zoning.  The MTS Real Property is
presently zoned to permit the Seller's business and all other current uses of the premises; said zoning is pursuant to statute or ordinance, not pursuant to any variance or conditional permit granted with respect to the MTS Real Property, and does not require any further approval nor any other action by any party.

                                  5.18.3   Assessments.  To the knowledge of
MTS, all assessments now
a lien are shown on the taxing authority's records, and no improvements (site or area) have been installed, the cost of which is to be assessed against the MTS Real Property in the future. MTS has not been notified of possible future improvements by any public authority, any part of the cost of which would or might be assessed against the MTS Real Property, or of any contemplated future assessments of any kind. To the knowledge of MTS, all of the streets, roads and avenues adjoining and/or adjacent to the MTS Real Property are publicly owned and maintained without assessment or charge to MTS, and the MTS Real Property has direct access to dedicated roads and/or streets.

                                  5.18.4   Utilities.  To the knowledge of MTS,
all utility services necessary for the operation of any business currently conducted at the MTS Real Property, including water supply, storm and sanitary sewer facilities, gas, electric and telephone facilities, reach the MTS Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid, permanent, non-terminable public or private easements.

                                  5.18.5   Liens/Condition of Premises.  The
MTS Real Property is free from mechanic's liens or the possibility of the rightful filing thereof. The buildings constructed on the MTS Real Property, to the knowledge of MTS, contain no structural defects. The MTS Real Property has not been damaged by fire or other casualty except for such damage which has been fully repaired and restored prior to the date of this Agreement. To the knowledge of MTS, all equipment, systems, and appliances located at or on the MTS Real Property and owned by MTS are in good working order, including, without limitation, heating, ventilation, plumbing, electrical and air conditioning systems, and wiring, paving, and other amenities. To the knowledge of MTS, the roof and the foundation of the buildings on the MTS Real Property are water tight and free from leaks, seepages and moisture. MTS has received no notice of taking, condemnation, betterment or assessment, actual or proposed, with respect to any of the MTS Real Property, and no such taking, condemnation, betterment or assessment has occurred. Buyer acknowledges that it did not request MTS to take any specific actions with respect to the representations made in this Section 5.18.5.

                                  5.18.6   Permits.  All applicable permits,
declarations, and other evidences of compliance from regulatory authorities required to be maintained for the MTS Real Property, for the sale of the MTS Real Property to Buyer, and for the operation and use of the MTS Real Property, for the Seller's business including, without limitation, those regulating the division of real property and environmental matters, have been obtained. All warranties (which have not by their terms expired) in favor of MTS from contractors having constructed said improvements are in full force and effect and MTS has complied with the terms of the same. To the knowledge of MTS, there are no defects in the improvements being a part of the MTS Real Property or the materials or workmanship furnished in the construction thereof, and said improvements were constructed in substantial conformity with the plans and specifications of said improvements.

                                  5.18.7   Real Property Taxes.  All
federal, state and local tax returns (including tax returns concerning "gross receipts") required to be filed with respect to the MTS Real Property have been timely, duly and accurately completed and filed. All federal, state and local taxes arising in connection with the ownership and operation of the MTS Real Property have been paid in full, and to the knowledge of MTS, no tax certiorari or audit proceedings are currently pending with respect to the MTS Real Property. MTS has received no notice of any increase in either the tax rate or property assessment with respect to the MTS Real Property at the federal, state or local level.

                                  5.18.8   Use.  The MTS Real Property, and the
current uses, operation, maintenance and management thereof, are not in violation of any restrictive covenant, agreement or permit applicable thereto, or to the knowledge of MTS, of any building code, ordinance, statute, regulation or requirement of any governmental authority having jurisdiction thereof, and MTS has received no notices regarding any such violation.

                                  5.18.9   Compliance with Laws.  MTS is not in
default with respect to any law, administrative rule, regulation, judgment, decision, order, writ, injunction, decree or demand of any court or any governmental authority, and the consummation of the transactions contemplated herein will not conflict with, or constitute a breach of or default under, any of the foregoing or any agreement or instrument applicable to the MTS Real Property. There is no litigation or claim pending or threatened against or involving the MTS Real Property, and, to the knowledge of MTS, there are no facts or circumstances which could give rise to any such claim or litigation.

                                  5.18.10    Leases.   The MTS Real Property is
subject to no leases or rights of occupancy, except with respect to Seller.
MTS has no contract for services or supplies, or otherwise relating to the ownership, operation or management of the MTS Real Property, including (but not limited to) labor, management, rubbish removal, exterminating, vending machines, employment or elevator maintenance contracts.

                          5.19    Vangard Real Property.

                                  5.19.1   Title.  Seller has good and clear
fee simple and marketable title to the Vangard Real Property evidenced in the appropriate public records, free from all easements, rights-of-way, liens, security interests, encumbrances and defects of any kind, except for the Permitted Liens. All real estate taxes, assessments, water and sewer charges and other municipal utility charges pertaining to the Vangard Real Property, to the extent due and owing, have been paid in full.

                                  5.19.2   Zoning.  The Vangard Real Property
is presently zoned to permit the Seller's business and all other current uses of the premises; said zoning is pursuant to statute or ordinance, not pursuant to any variance or conditional permit granted with respect to the Vangard Real Property, and does not require any further approval nor any other action by any party.

                                  5.19.3   Assessments.  To the knowledge of
Seller, all assessments now a lien are shown on the taxing authority's records, and no improvements (site or area) have been installed, the cost of which is to be assessed against the Vangard Real Property in the future. Seller has not been notified of possible future improvements by any public authority, any part of the cost of which would or might be assessed against the Vangard Real Property, or of any contemplated future assessments of any kind. To the knowledge of Seller, all of the streets, roads and avenues adjoining and/or adjacent to the Vangard Real Property are publicly owned and maintained without assessment or charge to Seller, and the Vangard Real Property has direct access to dedicated roads and/or streets.

                                  5.19.4   Utilities.  To the knowledge of
Seller, all utility services necessary for the operation of any business currently conducted at the Vangard Real Property, including water supply, storm and sanitary sewer facilities, gas, electric and telephone facilities, reach the Vangard Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid, permanent, non-terminable public or private easements.

                                  5.19.5   Liens/Condition of Premises.  The
Vangard Real Property is free from mechanic's liens or the possibility of the rightful filing thereof. The buildings constructed on the Vangard Real Property, to the knowledge of Seller, contain no structural defects. The Vangard Real Property has not been damaged by fire or other casualty except for such damage which has been fully repaired and restored prior to the date of this Agreement. To the knowledge of Seller, all equipment, systems, and appliances located at or on the Vangard Real Property and owned by Seller are in good working order, including, without limitation, heating, ventilation, plumbing, electrical and air conditioning systems, and wiring, paving, and other amenities. To the knowledge of Seller, the roof and the foundation of the buildings on the Vangard Real Property are water tight and free from leaks, seepages and moisture. Seller has received no notice of taking, condemnation, betterment or assessment, actual or proposed, with respect to any of the Vangard Real Property, and no such taking, condemnation, betterment or assessment has occurred. Buyer acknowledges that it did not request Seller to take any specific actions with respect to the representations made in this
Section 5.19.5.

                                  5.19.6   Permits.  All applicable permits,
declarations, and other evidences of compliance from regulatory authorities required to be maintained for the Vangard Real Property, for the sale of the Vangard Real Property to Buyer, and for the operation and use of the Vangard Real Property, for the Seller's business including, without limitation, those regulating the division of real property and environmental matters, have been obtained. All warranties (which have not by their terms expired) in favor of Seller from contractors having constructed said improvements are in full force and effect and Seller has complied with the terms of the same. To the knowledge of Seller, there are no defects in the improvements being a part of the Vangard Real Property or the materials or workmanship furnished in the construction thereof, and said improvements were constructed in substantial conformity with the plans and specifications of said improvements.

                                  5.19.7   Real Property Taxes.  All
federal, state and local tax returns (including tax returns concerning "gross receipts") required to be filed with respect to the Vangard Real Property have been timely, duly and accurately completed and filed. All federal, state and local taxes arising in connection with the ownership and operation of the Vangard Real Property have been paid in full, and to the knowledge of Seller, no tax certiorari or audit proceedings are currently pending with respect to the Vangard Real Property. Seller has received no notice of any increase in either the tax rate or property assessment with respect to the Vangard Real Property at the federal, state or local level.

                                  5.19.8   Use.  The Vangard Real Property, and
the current uses, operation, maintenance and management thereof, are not in violation of any restrictive covenant, agreement or permit applicable thereto, or to the knowledge of Seller, of any building code, ordinance, statute, regulation or requirement of any governmental authority having jurisdiction thereof, and Seller has received no notices regarding any such violation.

                                  5.19.9   Compliance with Laws.  Seller is not
in default with respect to any law, administrative rule, regulation, judgment, decision, order, writ, injunction, decree or demand of any court or any governmental authority, and the consummation of the transactions contemplated herein will not conflict with, or constitute a breach of or default under, any of the foregoing or any agreement or instrument applicable to the Vangard Real Property. There is no litigation or claim pending or threatened against or involving the Vangard Real Property, and, to the knowledge of Seller, there are no facts or circumstances which could give rise to any such claim or litigation.

                                  5.19.10   Leases.   The Vangard Real Property
is subject to no leases or rights of occupancy. Seller has no contract for services or supplies, or otherwise relating to the ownership, operation or management of the Vangard Real Property, including (but not limited to) labor, management, rubbish removal, exterminating, vending machines, employment or elevator maintenance contracts.

                          5.20    Ownership of Assets.  Except for the
Intellectual Property subject to the License Agreement being assigned hereunder and the MTS Real Property being conveyed hereunder, MTS and its Affiliates (other than Seller) do not own, have any interest in, or Claim against, any of the assets used to operate Seller's business as presently conducted, or in any of the assets located at the MTS Real Property, the Vangard Real Property, or the property subject to the Facility Lease.

                 6. Representations and Warranties of Buyer and NCS. Buyer and NCS jointly and severally represent and warrant to Seller, Shareholder and MTS as follows:

                          6.1     Organization and Authority of Buyer and NCS.
Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and has full corporate power and authority to execute, deliver and perform this Agreement in accordance with its terms. NCS is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has full corporate power and authority to execute, deliver and perform this Agreement in accordance with its terms. Buyer is qualified to do business in the Commonwealth of Kentucky.

This Agreement and the transactions contemplated by this Agreement, have been authorized by all necessary corporate action of Buyer and NCS. This Agreement has been duly executed and delivered by Buyer and NCS and constitutes the legal, valid and binding obligation of Buyer and NCS, enforceable against Buyer and NCS in accordance with its terms.

                          6.2     No Consents or Conflicts.  No consent of, or
filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by Buyer and NCS. Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Buyer and NCS in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Buyer or NCS, (ii) any instrument to which Buyer or NCS is a party or by which either is bound, or (iii) any provision of the Articles of Incorporation or the By-Laws of Buyer or NCS.

                          6.3     Brokers and Finders.  No broker, finder or
other person or entity acting in a similar capacity has participated on behalf of Buyer or NCS in bringing about the transactions contemplated herein, rendered any services with respect thereto or been in any way involved therewith.

                          6.4     No Misrepresentation.  No representation or
warranty made by Buyer or NCS in this Agreement, the Schedules or Exhibits hereto, or any certificate or document delivered to Seller, Shareholder or MTS contains any untrue statement of a material fact or omits to state a fact required to be stated therein or herein or necessary to make the statements and facts contained therein or herein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents delivered or made available to Seller, Shareholder or MTS were complete and accurate copies of such documents.

                 7. Survival of Representations and Warranties. The representations, warranties and covenants contained in this Agreement or in any document, certificate, instrument, Schedule or Exhibit delivered in connection herewith, shall survive the Closing, regardless of any investigation made by any party hereto at any time. As of the Closing Date, Buyer and NCS acknowledge that their officers, who have been involved in the negotiation of this Agreement, have no actual knowledge of any specific breach of the representations or warranties made by Seller, Shareholder or MTS under this Agreement.

                 8. Closing; Closing Date. The consummation of Contemplated Transactions (the "Closing") will take place simultaneous with the execution and delivery of this Agreement by all of the parties hereto as of the date hereof (the "Closing Date"), at such place and time as the parties hereto mutually agree.

                          8.1     Closing Deliveries of Seller.  At the
Closing, Seller shall have delivered, or caused to be delivered, to Buyer the following documents, duly executed by Seller, Shareholder or MTS, as appropriate, (a) the Assignment of Trademarks, (b) the MTS Deed, (c) the Vangard Deed, (d) the Assignment of Contracts, (e) all documentation necessary to effectuate a change of Seller's corporate name to permit Buyer to use Seller's name (and all trade names or variants thereof) in the Commonwealth of Kentucky and in all other states, if any, where Seller is conducting its business, and (f) such other documents that Buyer may reasonably request in order to consummate the Contemplated Transactions.

                          8.2     Closing Deliveries of Buyer.  At the Closing,
Buyer shall have delivered, or caused to be delivered, to Seller the following documents, duly executed by Buyer (a) the Assignment of Contracts, and (b) such other documents that Seller may reasonably request in order to consummate the Contemplated Transactions.

                 9. Confidentiality. All parties to this Agreement shall at all times hold in strictest confidence the terms of this Agreement and any and all non-public information concerning the products, services, business, representatives, suppliers and customers of Seller, Buyer or any of its affiliated companies.

                 10. Post-Closing Agreements / Further Assurances. The parties hereto acknowledge and agree to the following:

                          10.1    That Buyer may not have all required
licenses, permits and other governmental authorizations to take title to all of the Purchased Assets and to hereafter operate all aspects of Seller's business. Seller agrees to cooperate with Buyer in timely obtaining such licenses, permits and other governmental authorizations, and further agrees that Buyer may operate Seller's business under the authority of any of Seller's licenses, permits or other governmental authorizations of the type that Buyer has not yet obtained, provided, that such operation does not violate applicable laws or regulations, and that Buyer indemnifies and holds Seller harmless against any and all liability, loss, damage or deficiency resulting from Seller's good faith performance of these obligations.

                          10.2    To execute and deliver to any other party any
and all documents and instruments, and do and perform such acts, in addition to those expressly provided for herein, as may be necessary or appropriate to carry out or evidence the transactions contemplated by this Agreement, whether before, at or after the Closing.

                          10.3    That the Closing is conditioned upon: (i)
Seller obtaining no less than $66,785 in cash to conduct its business until the Closing Date at that level of operations described in the document listing the "Minimum Recommended Expenditures from 3/22 through 4/4" prepared by Mr. Herb DeBarba, and (ii) the Bankruptcy Court entry of an order approving (a) the sale of the Purchased Assets free and clear of any and all Liens and Claims, and (b) the Contemplated Transaction.

                          10.4    Seller covenants and agrees to forward to
Buyer, within five (5)
business days of Seller's receipt of the same, any and all payments which Seller may receive in respect of the accounts receivable or any payments which relate or pertain to sales by Buyer after the Closing, which payments are delivered to Seller or are otherwise received by Seller. In the event that Buyer at any time receives checks payable to Seller for amounts owed to Buyer, Buyer shall deliver such checks to Seller and Seller shall endorse such checks to Buyer or remit to Buyer the amounts represented by such checks within five
(5) business days of Seller's receipt of same. In the event that Buyer at any time receives checks for amounts owed to Seller, Buyer shall deliver such checks to Seller or remit to Seller the amounts represented by such checks within five (5) business days of Buyer's receipt of same.

                          10.5    Seller shall, within fourteen (14) days after
the Closing Date, provide such notices of continuation of health coverage as are required to be provided to any of Seller's employees, former employees, or the beneficiaries or dependents of such employees or former employees, under COBRA, in such form as Seller and Buyer shall jointly prepare.

                 11.      Assignment of Contracts, Rights, Etc.
Notwithstanding anything contained in this Agreement to the contrary, this Agreement will not constitute an agreement to assign any contract or claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder. Seller, Shareholder and MTS shall use their best efforts to obtain the consent of the other party to any of the foregoing to the assignment thereof to Buyer in all cases that such consent is required for assignment or transfer. If such consent is not obtained, Seller, Shareholder and MTS agree to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits thereunder, including, but not limited to, having (a) Buyer act as an agent for Seller, and (b) Seller enforce for the benefit of Buyer any and all rights of Seller against the other party thereto arising out of the cancellation by such other party or otherwise.

                 12.      Indemnification.

                          12.1    Seller agrees to indemnify and hold Buyer
harmless from and against (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Seller herein, (ii) any imposition or attempted imposition by a third party upon Buyer of any liability or obligation of Seller which Buyer did not specifically agree to assume pursuant to Section 3 hereof, (iii) any and all loss, damage, liability or deficiency resulting from or arising out of the generation, production, treatment, transportation, use, or storage before the Closing of, or the presence of for whatever reason on the date hereof, at (a) the Seller's facilities or the real property on which they are located, (b) the MTS Real Property, or (c) the Vangard Real Property, of any substances which could result in damage to the environment or danger to the health and safety of the public, and (iv) any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing.

                          12.2    Shareholder agrees to indemnify and hold
Buyer harmless from and against (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of (a) any covenant or obligation made or incurred by Shareholder herein, or (b) a representation or warranty contained in Sections 5.1.2 (Organization, Authority, Capacity), 5.1.4 (Organization, Authority, Capacity), 5.2 (No Consents or Conflicts), 5.3 (Notice Provided), 5.5 (Ownership of Seller and Shareholder), 5.11 (Employee Benefits), 5.12 (Conflicts), 5.16 (Contracts), and
5.20 (Ownership of Assets), and (ii) any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing.

                          12.3    MTS agrees to indemnify and hold Buyer
harmless from and against (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of (a) any covenant or obligation made or incurred by MTS herein, or (b) a representation or warranty contained in Sections 5.1.3 (Organization, Authority, Capacity),
5.1.4 (Organization, Authority, Capacity), 5.2 (No Consents or Conflicts), 5.3 (Notice Provided), 5.5 (Ownership of Seller and Shareholder), 5.11 (Employee Benefits), 5.12 (Conflicts), 5.16 (Contracts), 5.18 (MTS Real Property), and
5.20 (Ownership of Assets), (ii) any and all loss, damage, liability or deficiency resulting from or arising out of the generation, production, treatment, transportation, use, or storage before the Closing of, or the presence of for whatever reason on the date hereof, at the MTS Real Property, of any substances which could result in damage to the environment or danger to the health and safety of the public, and (iii) any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing.

                          12.4    Buyer and NCS jointly and severally agree to
indemnify and hold Seller, Shareholder and MTS harmless from and against (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Buyer or NCS herein, (ii) any imposition or attempted imposition by a third party upon Seller, Shareholder or MTS of any liability or obligation that Buyer specifically agreed to assume pursuant to
Section 3 hereof, and (iii) any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing.

                          12.5    If any legal proceedings shall be instituted
or any claim is asserted by any third party in respect of which any party hereto may be entitled to indemnity hereunder, the party asserting such right to indemnity shall give the party from whom indemnity is sought written notice thereof. A delay in giving notice shall only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay. The party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the proceeding or claim involves only money damages and the party from whom indemnity is sought:

                          (a) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the party asserting such right to indemnity, and

                          (b) furnishes satisfactory evidence of the financial ability to indemnify the party asserting such right to indemnity,

in which case the party from whom indemnity is sought may assume such control through counsel of its choice and at its expense, but the party asserting such right to indemnity shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the party asserting such right to indemnity, any settlement made by the party asserting such right to indemnity, and any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the party from whom indemnity is sought as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim shall not be extinguished.
If the party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the party asserting such right to indemnity, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

                 13. Amendments; Binding Effect. The Agreement (including each Schedule and Exhibit hereto) may not be amended or modified except by a document in writing signed by all parties hereto. This Agreement and the rights and obligations of each party hereunder shall be binding upon and shall inure to the benefit of the respective successors and assigns of each of the parties hereto.

                 14. Notices. Any notice or other communication given hereunder shall be in writing and personally delivered, sent by United States Registered or Certified Mail, or sent by a nationally recognized courier service, addressed as follows:

         If to Seller, Shareholder or         Mr. Todd Siegel
         MTS, to:                             12920 Automobile Blvd.
                                              Clearwater, Florida  34622

         With a copy to:                      Massari & Bell
                                              4830 West Kennedy Blvd., Suite 695
                                              Tampa, Florida  33609-2574
                                              Attn: Dominic Massari, Esq.

         If to the Plan Trustee, to:          Mr. Jules Joseph Stine

                                              580 Conway Forest Drive, N.W.
                                              Atlanta, GA 30327-3523

         If to Buyer or NCS:                  NCS HealthCare, Inc.
                                              (Attn: President)
                                              3201 Enterprise Parkway, Suite 220
                                              Beachwood, Ohio 44122

         With a copy to:                      Calfee, Halter & Griswold LLP
                                              1400 McDonald Investment Center
                                              800 Superior Avenue
                                              Cleveland, Ohio 44114-2688
                                              Attention:  Robert A. Ross, Esq.

         Delivery of any notice shall be deemed made on the date of its actual delivery if personally delivered, and on the date indicated in the return receipt or courier's records as the date of its delivery or first attempted delivery if sent by mail or courier. Any party may change its address for notice by delivery of written notice thereof in the manner provided herein.

                 15. Miscellaneous. This Agreement together with each Schedule and Exhibit hereto sets forth the exclusive statement of the agreement among the parties concerning the subject matter hereof, and there are no agreements or understandings between or among any of the parties hereto concerning such subject matter other than as set forth herein. The headings to the various provisions of this Agreement are for reference purposes only and shall not be construed as affecting the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed and original, and all of which together shall constitute one and the same document. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to any conflict of laws provisions.

                 16. NCS Guaranty. NCS hereby unconditionally guaranties the payment and performance of any and all of Buyer's liabilities and obligations hereunder and those under any other agreements or documents delivered in connection with this Agreement. Seller, Shareholder, or MTS may seek remedies directly from NCS without first exhausting their remedies against Buyer.

                 IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the date first written above.

                                        VANGARD LABS, INC.

                                        By:
                                            -----------------------------------
                                              Todd E. Siegel, President

                                        VANGARD PHARMACEUTICAL





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



                                        PACKAGING, INC.

                                        By:
                                           ----------------------------------
                                            Todd E. Siegel, President

                                        MEDICAL TECHNOLOGY SYSTEMS, INC.

                                        By:
                                           ----------------------------------
                                           Todd E. Siegel, President


                                        JULES J. STINE AS PLAN TRUSTEE UNDER
                                            THE FIRST AMENDED AND RESTATED
                                        LIQUIDATING PLAN OF VANGARD LABS,
                                        INC., UNDER CHAPTER 11 OF THE UNITED
                                        STATES BANKRUPTCY CODE


                                        --------------------------------------
                                        Jules J. Stine, Plan Trustee

                                        NCS HEALTHCARE OF KENTUCKY, INC.


                                        By:
                                           ------------------------------------
                                           Calvin Hunsicker, Vice President

                                        NCS HEALTHCARE, INC.


                                        By:
                                           ------------------------------------
                                           Calvin Hunsicker, Vice President





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